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EX-23.3





                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Blue Valley Ban Corp:


We consent to the incorporation by reference in Registration Statement No. 333-46022 on Form S-8 of Blue Valley Ban Corp, of our report, dated February 1, 2002, relating to the consolidated balance sheets of Blue Valley Ban Corp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Blue Valley Ban Corp.



                                                       /s/ BAIRD, KURTZ & DOBSON



Kansas City, Missouri
March 25, 2002